UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2017

Shepherd’s Finance, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-203707

Delaware	36-4608739
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

12627 San Jose Blvd., Suite 203, Jacksonville, FL 32223

(Address of principal executive offices, including zip code)

(302) 752-2688

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2). Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01.	Entry into Material Definitive Agreement.

On July 24, 2017, Shepherd’s Finance, LLC (the “Company”) entered into the Sixth Amendment (the “Sixth Amendment”) to its Loan Purchase and Sale Agreement (the “Agreement”) with S.K. Funding, LLC (the “Buyer”). The Agreement was originally entered into between the Company and Seven Kings Holdings, Inc. (“7Kings”). However, on or about May 7, 2015, 7Kings assigned its right and interest in the Agreement to the Buyer.

The purpose of the Sixth Amendment was to allow the Buyer to purchase portions of three loans from the Company (the “Loans”) for a purchase price of $3 million under parameters different from those specified in the Agreement. The Loans purchased pursuant to the Sixth Amendment consist of a portion of a revolving demand note from Benjamin Marcus Homes, L.L.C. in the principal amount of $4.164 million, a promissory note from Investor’s Mark Acquisitions, LLC in the principal amount of approximately $1.687 million, and a demand note from Investor’s Mark Acquisitions, LLC in the principal amount of $2.225 million. The Company will service the Loans.

The timing of the Company’s principal and interest payments to the Buyer under the Sixth Amendment, and the Buyer’s obligation to fund the Loans, vary depending on the total principal amount of the Loans outstanding at any time. The Loans had a principal amount in excess of $4 million as of the effective date of the Sixth Amendment. While the total principal amount of the Loans exceeds $1 million, the Buyer must fund (by paying the Company) the amount by which the total principal amount of the Loans exceeds $1 million, with such total amount funded not exceeding $3 million. The interest rate accruing to the Buyer under the Sixth Amendment is 10.5% calculated on a 365/366 day basis. When the total principal amount of the Loans is less than $4 million, the Company will also repay the Buyer’s principal as principal payments are received on the Loans from the underlying borrowers in the amount by which the total principal amount of the Loans is less than $4 million until the Buyer’s principal has been repaid in full. The Buyer will continue to be obligated, as described in this paragraph, to fund (by paying the Company) the Loans for any increases in the outstanding balance of the Loans up to no more than a total outstanding amount of $4 million.

The Sixth Amendment has a term of 24 months from the effective date and will automatically renew for additional six month terms unless either party gives written notice of its intent not to renew the Sixth Amendment at least six months prior to the end of a term. Further, no Protective Advances (as such term is defined in the Agreement) will be required with respect to the Loans. The Buyer will have a priority position as compared to the Company in the case of a default by any of the borrowers.

The description of the Sixth Amendment above is qualified in its entirety by the Sixth Amendment to the Loan Purchase and Sale Agreement attached hereto as Exhibit 10.1 to this Current Report on Form 8-K. A copy of the Sixth Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 1.01 disclosure.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Sixth Amendment to the Loan Purchase and Sale Agreement between Shepherd’s Finance, LLC and S.K. Funding, LLC dated as of July 24, 2017

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shepherd’s Finance, LLC

Date: July 27, 2017	By:	/s/ Daniel M. Wallach
Daniel M. Wallach
Chief Executive Officer and Manager